Exhibit 6

[LETTERHEAD OF SCSF EQUITIES, LLC]

July 3, 2007

The Lion Fund L.P.

Western Sizzlin Corp.

In connection with our purchase from you of common stock, par value $0.01 per share, (“Common Stock”) of Friendly Ice Cream Corporation (“Friendly”), you hereby acknowledge that you (i) are a sophisticated entity with respect to your agreement to sell to us that number of shares of Common Stock held by you as noted opposite your name on Schedule A attached hereto, (ii) have adequate information concerning the business and financial condition of Friendly to make an informed decision regarding the sale of the Common Stock, and (iii) have independently and without reliance upon SCSF Equities, LLC, and based on such information as you have deemed appropriate, made your own analysis and decision to sell your the Common Stock to us and enter into this letter.

You acknowledge that (i) neither we nor our affiliates have given you any investment advice or opinion on whether the sale of the Common Stock is prudent, and (ii) neither we nor our affiliates have disclosed to you: (a) any information regarding Friendly, or any subsidiary or other affiliate of Friendly, (b) any financial results for Friendly or any subsidiary or other affiliate of Friendly, (c) any representations as to the value of the Common Stock, or (d) any other information regarding the circumstances in which we may purchase any other Common Stock from any other purchaser.

You acknowledge that (i) we or our affiliates currently may have, and later may come into possession of, information about the Common Stock, Friendly, or Friendly’s subsidiaries or other affiliates that is not known to you and that may be material to a decision to sell the Common Stock; (ii) you have determined to sell the Common Stock held by you notwithstanding your lack of such knowledge; (iii) neither we nor our affiliates shall have any liability to you, and you hereby waive and release any claims that you might have against us and our affiliates, and all of our and their respective officers, directors, employees, partners, shareholders and agents, whether under applicable securities laws or otherwise, with respect to your lack of information and your sale to us of the Common Stock and (iv) we are relying on this letter in engaging in the purchase of the Common Stock from you and would not engage in such purchase in the absence of this letter and the acknowledgements and agreements contained herein.

This letter may be signed in counterparts and faxed copies shall be binding to the same extent as original copies. This letter shall be construed in accordance with the laws of the State of New York, without regard to any conflict of laws provisions thereof. Each party hereby waives any right to trial by jury in connection with any action, proceeding or counterclaim instituted with respect to this letter.

[Remainder of page intentional left blank]

SCSF EQUITIES, LLC

By:	/s/ Michael J. McConvery
Name:	Michael J. McConvery
Title:	Vice President

ACKNOWLEDGED AND AGREED

AS OF THE DATE FIRST WRITTEN ABOVE:

THE LION FUND L.P.

By:	Biglari Capital Corp.
General Partner

By:	/s/ Sardar Biglari
Name:	Sardar Biglari
Title:	Chief Executive Officer

WESTERN SIZZLIN CORP.

By:	/s/ Sardar Biglari

Name:	Sardar Biglari
Title:	Attorney-In-Fact for Western Sizzlin Corp

Signature Page to Acknowledgement Letter

Schedule A

Entity	Number of Shares
The Lion Fund L.P.	130,214
Western Sizzlin Corp.	106,263

Signature Page to Acknowlegement Letter